Exhibit 99.1
LecTec Corporation Announces Note With AxoGen Corporation
May 5, 2011
TEXARKANA, Texas—(BUSINESS WIRE)—LecTec Corporation (OTCBB: LECT) announced today that it has provided $500,000 to AxoGen Corporation, a privately held company founded in 2002 to develop and market products for the repair and protection of peripheral nerves in the human body. AxoGen provided a note to LecTec that bears interest at an annual rate of 8% and has a maturity date of June 30, 2013. The note is secured by AxoGen assets and is subordinated to the interest of AxoGen’s senior lender.
LecTec also announced that it is in discussions with AxoGen Corporation concerning a possible business combination transaction. The potential terms of any such transaction were not disclosed, and any such transaction remains subject to the negotiation of those terms and execution of definitive documents with respect to the transaction. There can be no assurance that any business combination transaction will be entered into by LecTec and AxoGen.
Greg Freitag, LecTec’s CEO stated: “We have worked very hard, and looked at a number of companies, in pursuing our merger strategy. We believe that AxoGen meets all of our criteria. It is at an inflection point where the combination of capital, and the benefits of being a public company, could enable AxoGen to grow substantially in the nerve repair market. It remains to be seen whether we will be able to reach agreement on all points, but I am hopeful that we will be able to consummate a transaction.”
About LecTec
LecTec is an intellectual property licensing and holding company with approximately $9M in cash and cash equivalents at December 31, 2010. LecTec is pursuing a merger strategy which is intended to leverage its cash asset and improve shareholder value and liquidity, and has identified AxoGen, Inc. as a candidate for this strategy. LecTec holds multiple domestic and international patents based on its original hydrogel patch technology and has filed patent applications on a hand sanitizer patch. LecTec also has a licensing agreement with Novartis Consumer Health, Inc., under which LecTec receives royalties from time to time based upon a percentage of Novartis’ net sales of licensed products. An effort to monetize LecTec’s intellectual property is also ongoing. LecTec’s website is www.lectec.com.

Cautionary Statements
This press release contains forward—looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward looking statements are subject to risks and uncertainties which could cause results or developments to differ materially from those indicated in the forward—looking statements. Such risks and uncertainties include, but are not limited to, LecTec’s dependence on royalty payments from Novartis Consumer Health, Inc., which is selling an adult vapor patch licensed from LecTec, LecTec’s dependence on key personnel and Board of Director members, the issuance of new accounting pronouncements, information disseminated on internet message boards from posters expressing opinions that may or may not be factual, the availability of opportunities for license, sale or strategic partner agreements related to patents that LecTec holds, limitations on merger and acquisition opportunities, and other risks and uncertainties detailed from time to time in LecTec’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10—K for the year ended December 31, 2010.
Contacts
LecTec Corporation, Greg Freitag, CEO/CFO (903) 832-0993

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